EXHIBIT 23.5

December 27, 2005

Board of Directors

FNB Corp.

101 Sunset Avenue

Asheboro, NC 27203

Gentlemen:

We hereby consent to the inclusion of the Fairness Opinion in the Prospectus/Proxy Statement constituting part of the Registration Statement on Form S-4 of FNB Corp. of our letter to the Board of Directors of Integrity Financial Corporation and to the references made to such letter and to the company in such Prospectus/Proxy Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

McColl Partners, LLC

100 NORTH TRYON STREET, SUITE 5100  |  CHARLOTTE, NORTH CAROLINA 28202  |  TELEPHONE:  704.333.0525  |  FAX:  704.333.0118